UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 18, 2016

HERCULES OFFSHORE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37623	56-2542838
(State of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9 Greenway Plaza, Suite 2200
Houston, Texas		77046
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (713) 350-5100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Forbearance and Amendment to Credit Agreement

As previously disclosed, on November 6, 2015, Hercules Offshore, Inc. (the “Company” or the “Borrower”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, as borrower, its subsidiaries party thereto, as guarantors, Jefferies Finance LLC, as administrative agent and as collateral agent (in such capacities, the “Agent”), and the financial institutions party thereto, as lenders (the “Lenders”). The Credit Agreement provides for a $450.0 million senior secured credit facility consisting entirely of term loans. A portion of the proceeds equal to $200.0 million (the “Escrowed Amount”) was placed into an escrow account pursuant to an Escrow Agreement among the Company, the Agent and Wilmington Trust, National Association (the “Escrow Agreement”), to be released pursuant to the terms thereof (the “Escrow Conditions”). The Escrowed Amount is required to be used to finance the remaining installment payment on the Hercules Highlander and the expenses, costs and charges related to the construction and purchase of the Hercules Highlander.

On April 18, 2016, the Company and certain of its subsidiaries (the “Loan Parties”) entered into a Forbearance Agreement and First Amendment to the Credit Agreement (the “Amendment”), with the Agent for itself and certain Lenders designated therein. Pursuant to the Amendment, the Required Lenders have agreed, during the Forbearance Period (as hereinafter defined), to forbear from exercising their rights and remedies (if any) under the Credit Agreement with respect to the alleged failure by the Borrowers to comply with certain specified affirmative covenants under the Credit Agreement. Certain Lenders have asserted (but have not given notice under the Credit Agreement) that (i) an Event of Default occurred based on the Borrower’s alleged failure to be in compliance with an affirmative covenant with respect to causing Hercules Offshore Nigeria Limited to deliver the certificate of registration of the vessel mortgage for collateral purposes by April 15, 2016, and (ii) a Default has occurred based on the Borrower’s alleged failure to be in compliance with an affirmative covenant with respect to using best efforts to cause the Gibraltar Guarantor to dissolve, merge or consolidate with or into another Loan Party within the required time period. The Borrower believes that defenses may exist with respect to the alleged Default and Event of Default and has reserved all rights with respect thereto. Capitalized terms used in this Current Report on Form 8-K and not otherwise defined herein have the meanings given to such terms in the Credit Agreement, as amended by the Amendment.

The Lenders’ forbearance under the Amendment will commence on the date that certain conditions in the Amendment are met and continue until the earlier to occur of: (i) the termination of the Forbearance Period as a result of any Forbearance Default; and (ii) April 28, 2016, unless otherwise mutually agreed in writing by the Borrower and the Required Lenders (with written notice to the Agent) (the “Forbearance Period”).

Under the Amendment, the Lenders’ forbearance is subject to certain conditions as described therein and in the Credit Agreement as amended thereby. The Amendment further serves to amend the Credit Agreement to, among other matters, clarify the process to be followed for delivery of an officers’ certificate and release of the Escrowed Amount under the Escrow Agreement.

During the Forbearance Period, as provided in the Amendment, the Company will not be able to receive any of the Escrowed Amount, and accordingly will not be able to accept delivery of the Hercules Highlander. During the Forbearance Period, the Loan Parties and the Lenders who are parties to the Amendment agree to negotiate in good faith an agreement with respect to a potential recapitalization, business combination or other alternative strategic transaction with respect to the Borrower, including a potential restructuring of the Loans.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, attached hereto as Exhibit 10.1, and incorporated herein by reference. The material terms of the Credit Agreement described in this Item 2.03, including the foregoing descriptions of the Amendment, are qualified in their entirety by the Credit Agreement previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 6, 2015, which is incorporated herein by reference.

Item 8.01 Other Events.

During the Forbearance Period, as provided in the Amendment, the Company will not be able to receive funds held in escrow under the Credit Agreement. Accordingly, the Company will not be able to fund or accept delivery of the Hercules Highlander during this time. The Company is in communication with the shipyard and its customer regarding these matters.

During the Forbearance Period, the Company has agreed with the Lenders who are parties to the Amendment to negotiate in good faith an agreement with respect to a potential recapitalization, business combination or other alternative strategic transaction with respect to the Company, including a potential restructuring of the Loans under the Credit Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Forbearance Agreement and First Amendment to Credit Agreement, dated as of April 18, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERCULES OFFSHORE, INC.

Date: April 21, 2016	By:	/s/ Beau M. Thompson
Beau M. Thompson
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description

10.1	Forbearance Agreement and First Amendment to Credit Agreement, dated as of April 18, 2016